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U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
1.   Name and Address of Reporting Person:
      Phillip L. McStotts, 1292 Sophia Circle, Murray, UT 84123
2.   Issuer Name and Ticker or Trading Symbol:
     Powerball International, Inc. (PRBL)
3.   IRS or Social Security Number of Reporting Person (Voluntary):
4.   Statement for Month/Year: 7/02
5.   If Amendment, Date of Original (Month/Year):
6.   Relationship of Reporting Person(s) to Issuer (Check all Applicable)
     (X) Director (X) Officer, give title below ( ) 10% Owner ( ) Other
     Title: Secretary
7.   Individual or Joint/Group Filing (Check Applicable Line)
     (X) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person
TABLE I
NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security: Common Stock
2. Transaction Date (Month/Day/Year): 3/26/02
3. Transaction Code:
   (i)   A
4. Securities Acquired (A) or Disposed of (D):
   (i)   (A) 12,500 shares
5. Amount of Securities Beneficially Owned at End of Month: 95,000
6. Ownership Form:  Direct (D) or Indirect (I): D
7. Nature of Indirect Beneficial Ownership: n/a

TABLE II
DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
1. Title of Derivative Security: Warrant
2. Conversion or Exercise Price of Derivative Security: $1.00
3. Transaction Date (Month/Day/Year): 10/25/01
4. Transaction Code:  X
5. Number of Derivative Securities Acquired (A) or Disposed of (D):
       (D) 12,500
6. Date Exercisable and Expiration Date (Month/Day/Year):
7. Title and Amount of Underlying Securities: Common Stock, 12,500
8. Price of Derivative Security: n/a (see explanation below)
9. Number of Derivative Securities Beneficially Owned at End of Month: -0-
10. Ownership Form of Derivative Security: n/a
11.  Nature of Indirect Beneficial Ownership: n/a
Explanation of Responses: The 12,500 warrants listed as disposed of in Table II were issued pursuant to a bonus credited towards the exercise price of a like number of shares listed as shares acquired in Table I.

Signature of Reporting Person: /S/Phillip McStotts
Date: 7/15/02